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                                    EXHIBIT 5.1



                                                                   April 6, 1998


Board of Directors
American Technologies Group, Inc.
1017 S. Mountain Ave.
Monrovia, California  91016


Gentlemen:

     As General Counsel for American Technologies Group, Inc. (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about April 7, 1998 relating to the issuance and sale of up to 104,000 shares of the Company's Common Stock (the "Shares"), as more fully described in the Registration Statement, I have examined such corporate records and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, on the basis of such examination, advise you that in my opinion the Shares will be, when issued and sold as specified in the Registration Statement, and the exercise price for the portion of the Shares which are issuable upon exercise of an option and warrant to purchase an aggregate of 69,000 shares of Common Stock has been paid, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                   Very truly yours,

                                   /s/ John M. Dab

                                   John M. Dab
                                   General Counsel